Exhibit 99.1

Mesa Air Group, Inc. Announces Pricing of Initial Public Offering

August 9, 2018

PHOENIX—(BUSINESS WIRE)—Mesa Air Group, Inc. (“Mesa” or the “Company”) today announced the pricing of its initial public offering of 9,630,000 shares of its common stock, at a public offering price of $12.00 per share. The Company and the selling shareholders named in the registration statement granted the underwriters a 30-day over-allotment option to purchase up to an additional 1,444,500 shares of the Company’s common stock. If the overallotment option is exercised in full, 777,833 shares will be purchased directly from the Company, and 666,667 shares will be purchased directly from the selling shareholders. Shares of the Company’s common stock are expected to begin trading on the Nasdaq Global Market on August 10, 2018 under the ticker symbol “MESA.” The offering is expected to close on August 14, 2018, subject to satisfaction of customary closing conditions.

Raymond James and BofA Merrill Lynch are acting as lead book-running managers for the proposed offering. Cowen, Stifel and Imperial Capital are acting as additional book-running managers for the proposed offering.

The proposed offering will be made only by means of a prospectus. A copy of the final prospectus relating to the proposed offering, when available, may be obtained from any of the following sources: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; or BofA Merrill Lynch, attention: Prospectus Department, NC1-004-03-43, 200 North College Street 3rd floor, Charlotte, NC 28255-0001, email: dg.prospectus_requests@baml.com.

A registration statement on Form S-1, including a prospectus, which is preliminary and subject to completion, relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on August 9, 2018. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa is a regional air carrier providing scheduled passenger service to 110 cities in 38 states, the District of Columbia, Canada, Mexico, Cuba and the Bahamas. As of March 31, 2018, Mesa operated a fleet of 145 aircraft with approximately 610 daily departures. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc. Mesa has been the fastest growing regional airline in the United States over the last five fiscal years, based on fleet growth, with a cumulative increase in aircraft of 137%.

Cautionary Statement Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts

Mesa Air Group, Inc.

Investors

Brian Gillman, 602-685-4010

investor.relations@mesa-air.com